UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2010

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Collaboration Agreement with Takeda Pharmaceutical Company Limited

On September 1, 2010, Orexigen Therapeutics, Inc. (the “Company”) entered into a collaboration agreement (the “Collaboration Agreement”) with Takeda Pharmaceutical Company Limited (“Takeda”) to develop and commercialize Contrave®, the Company’s investigational drug for the treatment of obesity, in the United States, Canada and Mexico (the “Territory”). Under the terms of the Collaboration Agreement, the Company will receive an upfront cash payment of $50 million from Takeda, and is eligible to receive additional payments of over $1 billion upon achieving certain anniversary, regulatory and sales-based milestones, including $100 million that can be achieved between execution of the Collaboration Agreement and the first commercial sale of Contrave in the Territory and $45 million in anniversary milestones. The Company is also eligible to receive tiered royalty payments ranging from a minimum of 20% to a maximum of 35%, subject to customary reductions, on increasing levels of net sales in the Territory.

The Collaboration Agreement provides that Takeda will be responsible for commercialization costs and activities. Takeda has agreed to use commercially reasonable efforts in commercializing Contrave in the Territory in addition to specified commercial diligence targets in the first three years. Subject to certain terms and conditions, the Collaboration Agreement also allows the Company to co-promote Contrave in the United States and, subject to certain limitations, Takeda shall be responsible for certain commercialization costs associated with the Company’s co-promote sales force.

The Company will bear all costs and be responsible for development activities conducted prior to approval of the Company’s New Drug Application (“NDA”) for Contrave by the U.S. Food and Drug Administration (“FDA”). Both parties will conduct development activities after NDA approval, provided, however, that the Company has the right to perform a certain percentage of such activities. Once the Company has paid for $60 million of post-approval development activities, Takeda will generally be responsible for 75% of the post-approval development costs and the Company will be responsible for 25% of such costs, except for certain clinical safety trial costs for which the Company will have additional cost-sharing responsibility.

As a part of the Collaboration Agreement, Takeda has committed to purchase its requirements of Contrave from the Company; provided, however, that at any time during the term of the Collaboration Agreement, Takeda may elect, subject to certain terms and conditions, to transfer and assume the right and responsibility to manufacture Contrave in the Territory.

Both Takeda and the Company have agreed not to commercialize any pharmaceutical product for the treatment of obesity or weight management through a specified date. Contrave and any product owned or controlled by either party as of the date of the Collaboration Agreement are excluded.

Unless earlier terminated, the term of the Collaboration Agreement shall expire on the first to occur of (i) on a country-by-country and product-by-product basis, upon the expiration of the royalty term (as defined in the Collaboration Agreement) in such country; or (ii) in its entirety upon the expiration of the royalty term in all countries with respect to the last Product (as defined in the Collaboration Agreement). Takeda has the right to terminate upon specified prior written notice. In addition, both parties have certain termination rights in the circumstance of unexpected product safety issues, and Takeda has certain termination rights in the circumstance of pre-specified post approval regulatory requirements. Both parties may terminate immediately for insolvency of the other party, in the case of a patent challenge by the other party, and, upon certain specified notice, for uncured material breach of terms and conditions of the Collaboration Agreement.

The foregoing description of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by the Collaboration Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2010, requesting confidential treatment for certain portions.

Amendment to License Agreement

On September 1, 2010, the Company and Dr. Lee Dante entered into an amendment (the “Amendment”) to that certain License Agreement between the Company and Dr. Dante dated as of June 1, 2004 (the “License Agreement”). Pursuant to the Amendment, the Company and Dr. Dante agreed to amend the License Agreement, to among other things, provide for a payment to Dr. Dante in the amount of $1 million upon execution of the Collaboration Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the Amendment, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2010, requesting confidential treatment for certain portions.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the execution of the Collaboration Agreement, Mark Booth, the Company’s Chief Commercial Officer and one of its named executive officers, received a cash bonus payment in the amount of $75,000 (the “Bonus”). Certain other officers and employees of the Company were also paid cash bonuses in connection with the execution of the Collaboration Agreement. All bonuses, including Mr. Booth’s Bonus, were awarded in recognition of the employees’ level of performance and contribution towards the Company’s execution of the Collaboration Agreement and are considered to be a portion of their individual annual discretionary cash bonus that would traditionally be paid in January 2011.

* * *

By filing this Current Report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report. The information contained in this Current Report on Form 8-K is intended to be considered in the context of the Company’s filings with the SEC and other public announcements that the Company makes, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

The Company cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the potential for, and timing of, approval for Contrave, the Company’s belief that this product candidate may be an important therapeutic option in the treatment of obesity, the potential milestone and royalty payments under the agreement with Takeda and the potential strength of our market entry with Contrave, if approved. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Company’s business, including, without limitation: the Company’s dependence on Takeda for aspects of the development and commercialization of Contrave; the potential for the FDA to delay the scheduled PDUFA action date of January 31, 2011 due to the FDA’s internal resource constraints or other reasons; the uncertainty of the FDA approval process and other regulatory requirements; the FDA may not agree with the Company’s interpretation of efficacy and safety results; the FDA may require the Company to complete additional clinical, non-clinical or other requirements prior to the approval of the Contrave NDA; the therapeutic and commercial value of Contrave; reliance on third parties to assist with the development of Contrave and the regulatory submission related thereto; the potential for adverse safety findings relating to Contrave; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 6, 2010 and is available from the SEC’s website (www.sec.gov) and on the Company’s website (www.orexigen.com) under the heading “Investor Relations”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: September 2, 2010	By:	/s/ Graham K. Cooper
	Name:	Graham K. Cooper
	Title:	Chief Financial Officer and Treasurer